                                 EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "AGREEMENT") is entered into on this 10th day of March 1998, to be effective for all purposes as of December 15, 1996, between Carreker-Antinori, Inc., a Texas corporation formerly named The Carreker Group, Inc. (the "COMPANY"), and Richard L. Linting ("MR. LINTING").

                                       RECITALS

     Mr. Linting commenced employment by the Company effective December 15, 1996, pursuant to a letter agreement between Mr. Linting and the Company dated December 18, 1996.

     This Agreement sets forth in definitive form the terms of Mr. Linting's employment by the Company. As such, this Agreement supersedes the letter agreement in its entirety.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of the parties contained herein, the Company and Mr. Linting hereby agree as follows:

     1. EMPLOYMENT. The Company will employ Mr. Linting and Mr. Linting accepts employment with the Company for a period of three years beginning December 15, 1996 (the "INITIAL PERIOD"). Mr. Linting's employment may continue after the Initial Period but will then be terminable by either party at will, with or without cause; PROVIDED, HOWEVER, that during such "at will" period, the Company may terminate Mr. Linting's employment only after providing Mr. Linting not less than two weeks prior notice of such termination; PROVIDED FURTHER, HOWEVER, that during such "at will" period the Company need not provide such two weeks prior notice if such termination is for cause. The obligations of the Company and Mr. Linting set forth in that certain "Noncompetition, Property Rights and Trade Secrets Agreement" and in that certain "Confidentiality Agreement" (each as defined in Section 8) (referring to noncompetition, intellectual property rights and confidentiality, respectively) and in Section 9 (referring to termination) will survive termination of Mr. Linting's employment, regardless of reason.

     During the period of the Company's employment of Mr. Linting, the Company shall use its reasonable best efforts to nominate and secure the election of Mr. Linting to the Company's Board of Directors and any executive or similar committee of the Company's Board of Directors. Mr. Linting acknowledges that the Company does not have the right, by itself, to secure such election, and also that a director's fiduciary duty, and possibly in certain cases a shareholder's fiduciary duty, in either case exercised in good faith, may in remote circumstances preclude such election, in which event the Company's obligations set forth in the foregoing sentence shall not be deemed breached.

     2. RESIDENCE AND BUSINESS TRAVEL. The Company acknowledges that Mr. Linting intends to maintain his principal residence in Bozeman, Montana during the Initial Period. Mr. Linting acknowledges and agrees that the primary location of his employment will be in Dallas, Texas or its environs, that he will spend substantial time in Dallas, Texas and other locations where the Company transacts (or proposes to transact) business and undertake such business travel as is reasonably required in the discharge of his duties set forth below and for the successful operation of the Company.

     3. DUTIES. Mr. Linting was employed initially as the President and Chief Operating Officer of the Company's consulting and management services group.
The parties acknowledge that, subsequent to the effective date of this Agreement, Mr. Linting was elected to serve as the President and Chief Operating Officer of the Company. With the exception of certain administrative responsibilities currently handled by Mr. Terry Gage, Mr. Linting shall be responsible for the operation of the Company's consulting and management services group and software group, and shall have such authority as is reasonably necessary to perform his duties.

     Mr. Linting agrees that, to the best of his ability and experience, he will at all times conscientiously perform such duties and obligations as may be assigned to him, consistent with his position, by the Company's Chief Executive Officer or the Company's Board of Directors.

     4. FULL-TIME EMPLOYMENT. Mr. Linting's employment will be on a full-time basis, in accordance with standard employee policies of the Company. In addition to such restrictions as are set forth in the Noncompetition, Property Rights and Trade Secrets Agreement referenced herein, Mr. Linting will not engage in any other business or render any commercial or professional services, directly or indirectly, to any other person or organization, whether for compensation or otherwise, provided that Mr. Linting may (a) provide incidental assistance to family members on matters of family business; (b) engage in charitable activities on behalf of civic, educational or other nonprofit organizations; and (c) subject to the approval of the Company's Chief Executive Officer, sit on the board of directors of corporations and other business organizations that, in any and all cases, do not compete with the Company; provided in each case that such activities do not conflict with or interfere with Mr. Linting's normal full-time and first priority obligations to the Company. Mr. Linting may make personal investments in non-publicly traded corporations, partnerships or other entities that, to the knowledge of the Company, are not at the time of such investment engaged in any business activities competitive with the Company. Notwithstanding anything to the contrary contained in this Agreement, Mr. Linting may make personal investments in publicly traded corporations regardless of the business they are engaged in, provided that Mr. Linting does not at any time own in excess of two percent (2%) of the issued and outstanding stock of any such corporation.

     5.   SALARY; POTENTIAL INCENTIVE COMPENSATION; STOCK OPTIONS.

          (a) SALARY AND POTENTIAL INCENTIVE COMPENSATION. Mr. Linting's annual base salary for the Initial Period will be not less than $350,000. All base salary will be payable on the Company's regular payroll dates, less required withholdings.

     If the Company's financial performance meets or exceeds the standards for financial performance established for a fiscal year by the Company's Board of Directors (i.e., the Company's "board plan"), then Mr. Linting will be eligible to receive, subject to such reasonably achievable incentive compensation criteria as the Company's Board of Directors establishes from time to time (which criteria shall take into consideration that Mr. Linting's responsibilities


EMPLOYMENT AGREEMENT - Page 2
increased during the fiscal year ending January 31, 1998), incentive compensation equal to seventy percent (70%) of Mr. Linting's annual base salary on terms no less favorable than those applicable to other high level officers of the Company (e.g., its Chairman, Vice-Chairman, Chief Executive Officer and Chief Financial Officer). Mr. Linting acknowledges that the Company's Board of Directors has complete and sole discretion (exercisable in good faith) to establish and revise the Company's "board plan" and such reasonably achievable criteria; PROVIDED, HOWEVER, that no such action may retroactively alter or limit the amount of any incentive compensation actually and previously earned by Mr. Linting.

          (b) STOCK OPTIONS. The Company has heretofore granted, effective as of December 15, 1996, Mr. Linting options to purchase up to 40,000 shares of the Company's Class B Non-Voting Common Stock at an exercise price of $19.87 per share. Such options, which are incentive stock options with respect to 15,000 shares and non-qualified options with respect to 25,000 shares, shall each vest one-third as of the effective day of the grant, one-third on December 15, 1997 and the remaining one-third on December 15, 1998. The Company has also heretofore granted, effective as of August 1, 1997, Mr. Linting options to purchase up to 20,000 shares of the Company's Class B Non-Voting Common Stock at an exercise price of $28.26 per share. Such options, which are non-qualified options, shall each vest one-third as of the effective day of the grant, one-third on August 1, 1998, and the remaining one-third on August 1, 1999. All unvested options shall vest immediately, however, upon the occurrence of any of the following: a Change of Control (as defined below), the termination by the Company of Mr. Linting's employment without cause, Mr. Linting's resignation pursuant to Section 9(b) of this Agreement, Mr. Linting's permanent disability, or Mr. Linting's death. Each such option shall be issued under and pursuant to the Company's 1994 Amended and Restated Long Term Incentive Plan, with terms and conditions as provided therein except as expressly provided herein. In addition to the above stock options, Mr. Linting may also be eligible to receive such other options that the Company's Board of Directors shall, in its sole discretion, hereafter determine to grant to him.

     For purposes of this Agreement, a Change of Control shall have occurred if, as the result of a completed tender offer, merger, consolidation, sale of assets, acquisition of shares or contested election, or any combination of the foregoing transactions, (a) any person (other than J.D. Carreker, his heirs, Crow Family Partnership, L.P., Science Applications International Corporation or affiliates of any of them) shall become the owner, beneficially or of record, of more than fifty percent (50%) of the aggregate voting power of the Company, or
(b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such board or whose nomination for election by the shareholders of the Company was approved by the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board of Directors of the Company.

     6. BENEFITS. Mr. Linting will also be entitled to insurance, vacation and other employee benefits commensurate with his position (and reasonably consistent with the level of such benefits as are afforded the Chairman of the Company) in accordance with the Company's standard employee policies in effect from time to time. Mr. Linting acknowledges receipt of a


EMPLOYMENT AGREEMENT - Page 3
summary of the Company's standard employee benefits policies in effect as of the date of this Agreement.

     7. REIMBURSEMENT OF SPECIAL EXPENSES AND NORMAL BUSINESS EXPENSES. The Company agrees to reimburse Mr. Linting in an aggregate amount of up to $48,000 per year (with each such year commencing on December 15th) for his out-of-pocket expenses incurred in connection with an apartment in Dallas, Texas with health club facilities, an automobile and furnishings.

     Mr. Linting's expenses incurred in travelling to and from Bozeman, Montana, Laguna Beach, California or any other primary or secondary residences of Mr. Linting (each, a "residence") shall be reimbursed to Mr. Linting only to the extent that, in connection with travel on Company business, airfare expenses incurred by Mr. Linting in (a) such travel that includes making an intermediate stop (i.e., a "layover") in such residence do not exceed the comparable airfare expenses that would have been incurred BUT FOR the intermediate stop and (b) round-trip travel from a residence to a location other than Dallas, Texas do not exceed comparable airfare expenses of round-trip travel to such location from Dallas, Texas.

     The Company will, but in accordance with the Company's policies in effect from time to time, reimburse Mr. Linting for all other out-of-pocket reasonable business expenses incurred by Mr. Linting in connection with the performance of his duties under this Agreement upon submission of the required documentation required pursuant to the Company's standard policies and record-keeping procedures.

     8. INTELLECTUAL PROPERTY. Simultaneously with the execution of this Agreement, Mr. Linting agrees to execute and deliver that certain Noncompetition, Property Rights and Trade Secrets Agreement between him and the Company, a copy of which is attached to this Agreement as ATTACHMENT A, and that certain Confidentiality Agreement between him and the Company, a copy of which is attached to this Agreement as ATTACHMENT B.

     9.   TERMINATION.

          (a) THE COMPANY. Notwithstanding Section 1, the Company may terminate Mr. Linting's employment at any time during the Initial Period with or without cause upon written notice to Mr. Linting.

          (b) BY MR. LINTING. During the Initial Period, Mr. Linting may terminate his employment upon written notice to the Company if the Company is then in material breach of this Agreement; provided, however, that such material breach shall permit such termination only if the Company shall have been provided at least 30 days' prior notice and opportunity to cure such material breach. Any such termination shall be deemed a termination by the Company of Mr. Linting's employment under Section 9(a) for which Mr. Linting shall have the remedy set forth in Section 9(c).

          (c) REMEDY. Upon termination of Mr. Linting's employment during the Initial Period without cause pursuant to Section 9(a) or pursuant to Section 9(b) only (at which time he


EMPLOYMENT AGREEMENT - Page 4
shall cease to be an employee of the Company for all purposes), the Company will (i) pay to Mr. Linting, for two years, on the Company's regular payroll dates and less required withholdings, base salary at the rate paid to Mr. Linting immediately prior to such termination; (ii) provide Mr. Linting, for a period coterminous with such payments, with major medical health and dental insurance reasonably comparable to employee benefits then provided to the Company's senior officers in accordance with the Company's standard employee benefits policies; and (iii) pay to Mr. Linting, as and when the same would be otherwise payable, any incentive compensation for the balance of the Initial Period based on incentive compensation criteria that, prior to or on the date of termination, have been established by the Company's Board of Directors, determined as to amount as if Mr. Linting had remained an employee of the Company hereunder. Without limiting the foregoing sentence, the $48,000 per year reimbursement allowance provided for above shall not survive termination. In addition to the benefits described above, all stock options granted to Mr. Linting in accordance with Section 5(b) shall become fully vested and, subject to their stated term, exercisable on and after such date of termination of employment (whether or not previously vested or exercisable).

     If the Company terminates Mr. Linting's employment with cause, then none of the foregoing post-termination payments or benefits, or any other post-termination or severance payments or benefits, shall be made or provided to Mr. Linting.

     For purposes of this Agreement, the term "cause" shall mean conduct involving one or more of the following as determined by the Company in its reasonable discretion: (i) the substantial, material and continuing failure of Mr. Linting, after reasonable notice thereof, to render services to the Company or any subsidiary in accordance with the terms or requirements of this Agreement; (ii) disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company or any subsidiary that results in direct or indirect material loss, damage or injury to the Company or any subsidiary;
(iii) the commission of an act of embezzlement or fraud; (iv) deliberate disregard of the rules or policies of the Company that results in direct or indirect material loss, damage or injury to the Company or any subsidiary; (v) the unauthorized and intentional disclosure of any trade secret or confidential information of the Company or any subsidiary; (vi) the commission of an act that constitutes unfair competition with the Company or any subsidiary or which induces any customer or supplier to terminate a contract with the Company or any subsidiary, that results in direct or indirect material loss, damage or injury to the Company or any subsidiary; (vii) habitual drunkenness or an addiction to drugs; or (viii) commission of a crime of moral turpitude.

     The Company's obligation to make payments (and provide benefits), if any, pursuant to this Section 9(c) is in lieu of any damages and any other payment or other benefits that the Company might otherwise be obligated to pay Mr. Linting as a result of the termination of Mr. Linting's employment with the Company (including for claims of employment discrimination, wrongful termination or breach of this Section 9). The Company and Mr. Linting agree that, in view of the nature of the issues likely to arise in the event of such a termination, it would be impracticable or extremely difficult to fix the actual damages resulting from such termination and proving actual damages, causation and foreseeability in the case of such termination would be costly, inconvenient and difficult. In requiring the Company to make the payments (and provide the benefits) as set forth herein, it is the intent of the parties to provide, as of the date of this


EMPLOYMENT AGREEMENT - Page 5

Agreement, for a liquidated amount of damages to be paid by the Company to Mr. Linting. Such liquidated amount shall be deemed full and adequate damages for such termination and is not intended by either party to be a penalty.

          (d) UPON DEATH. Except as otherwise provided for in this Agreement, if Mr. Linting dies during the term of this Agreement, then the Company will pay his estate an amount equal to all earned and unpaid salary, bonuses (if any) accrued and payable and accrued benefits, all as of the date of his death.

          (e) RESIGNATION AS DIRECTOR. If Mr. Linting ceases to be a full-time employee of the Company when he is serving as a director of the Company, then Mr. Linting agrees to promptly resign as a director of the Company.

          (f) SURVIVAL. Mr. Linting's and the Company's obligations under Sections 8, 9 and 12(h) of this Agreement and, to the extent that any reimbursable expenses have not been reimbursed as of the time of such termination, under Section 7 of this Agreement, will survive the termination of Mr. Linting's employment with the Company.

     10. OTHER PAYMENTS. The Company will reimburse Mr. Linting for reasonable out-of-pocket expenses incurred in moving his furnishings from his residence in Montana or California to the Dallas, Texas area. In addition, the Company will reimburse Mr. Linting for up to $5,000 in legal fees in connection with (a) the review of the letter agreement referenced in the recitals to this Agreement, the Company's benefits and compensation plans and the documentation relating to the merger between the Company and Antinori Software, Inc. and (b) the review and negotiation of this Agreement.

     11. FUTURE SHARE SALES. The Company agrees to take into consideration in any sale of the Company's capital stock the valuations and projections reviewed prior to December 18, 1996 by Mr. Linting and Mr. J.D. Carreker; PROVIDED, HOWEVER, that Mr. Linting acknowledges that (a) such valuations and projections, although prepared in good faith, were based on reasonable assumptions in light of conditions in effect on the date prepared and (b) that such valuations and projections and this Section 11 do not constitute a representation, warranty or create any obligation of the Company with respect to the value or future value of shares of the Company's capital stock.

     12.  MISCELLANEOUS.

          (a) NOTICES. Any and all notice permitted or required to be given under this Agreement must be in writing. Notices will be deemed given (i) when personally received or when sent by facsimile transmission (to the receiving party's facsimile number), (ii) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (iii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Section 12(a):


EMPLOYMENT AGREEMENT - Page 6

(i)  If to the Company:       Carreker-Antinori, Inc.
                              14001 North Dallas Parkway, Suite 1100
                              Dallas, Texas 75240
                              Attention: Chief Executive Officer
                              Phone: (972) 458-1981
                              Fax: (972) 458-2567

                              with a copy to:

                              Locke Purnell Rain Harrell
                              (A Professional Corporation)
                              2200 Ross Avenue, Suite 2200
                              Dallas, Texas 75201
                              Attention: Russell F. Coleman
                              Phone: (214) 740-8686
                              Fax: (214) 740-8800

(ii) If to Mr. Linting:       Richard L. Linting
                              4567 Star Ridge Road
                              Bozeman, MT 59715
                              Phone: (406) 587-4281
                              Fax: (406) 586-1869

                              with a copy to:

                              Sidley & Austin
                              One First National Plaza
                              Chicago, Illinois 60603
                              Attention: Thomas R. Roberts, Larry A. Barden
                              Phone: (312) 853-7069
                              Fax: (312) 853-7036

          (b) AMENDMENTS. This Agreement, including the Attachments hereto, contains the entire agreement and supersedes and replaces all prior agreements between the Company and Mr. Linting concerning Mr. Linting's employment and employment benefits (including, without limitation, the letter agreement referenced in the recitals to this Agreement). This Agreement may not be changed or modified in whole or in part except by a writing signed by the party against whom enforcement of the change or modifications is sought.

          (c) SUCCESSORS AND ASSIGNS. This Agreement will not be assignable by either Mr. Linting or the Company, except that the rights and obligations of the Company under this Agreement may be assigned to a corporation which succeeds the Company as the result of a merger or other corporate reorganization and which continues the business of the Company, or a subsidiary of the Company, provided that the Company guarantees the performance by such assignee of the Company's obligations hereunder.


EMPLOYMENT AGREEMENT - Page 7

          (d) GOVERNING LAW. The laws of the State of Texas (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

          (e) NO WAIVER. The failure of any party to enforce any of the provisions of this Agreement will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions of this Agreement on any occasion will not be construed to be a waiver of the right of such party to enforce such provisions on any other occasion.

          (f) SEVERABILITY. Mr. Linting and the Company recognize that the limitations contained in this Agreement are reasonably and properly required for the adequate protection of the interests of the Company. If for any reason a court of competent jurisdiction or an arbitrator in a binding arbitration proceeding finds any provision of this Agreement, or the application thereof, to be unenforceable, then the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties. The parties further agree that the court or arbitrator shall replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such unenforceable provisions.

          (g) COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of both parties reflected hereon as signatories.

          (h)  DISPUTE RESOLUTION.

               (i) ARBITRATION OF DISPUTES. Any dispute under this Agreement shall be resolved by arbitration in Dallas, Texas and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute, and may, in his or her discretion, award attorneys' fees, expenses and costs.

               (ii) COMPENSATION OF ARBITRATOR. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator if the parties are not able to agree upon his or her rate of compensation.


EMPLOYMENT AGREEMENT - Page 8

               (iii) SELECTION OF ARBITRATOR. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Texas contract law; PROVIDED, HOWEVER, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. If the foregoing procedure is not followed, then each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

               (iv) PAYMENT OF COSTS. The Company and Mr. Linting will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings.

               (v) BURDEN OF PROOF. For any dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a Texas judicial proceeding.

               (vi) AWARD. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

               (vii) TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

               (viii) NATURE OF REMEDY. Except as specifically otherwise provided below, arbitration will be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement.

               (ix)   EQUITABLE REMEDY.  Notwithstanding the provisions of this
Section 12(h) and the arbitration provided for herein, actions initiated or maintained by the parties for injunctive or similar equitable relief are not subject to arbitration, and may be brought by the parties in any court that has jurisdiction, and, should the party bringing any such action prevail, all costs and expenses (including legal fees) shall be borne by the party against whom such action was brought.


               [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]



EMPLOYMENT AGREEMENT - Page 9

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of December 15, 1996.


CARREKER-ANTINORI, INC.                EMPLOYEE


By: /s/ J.D. Carreker                  /s/ Richard L. Linting
    ----------------------------       -----------------------------------
    J.D. Carreker                      Richard L. Linting
    Chairman of the Board and
    Chief Executive Officer
















EMPLOYMENT AGREEMENT - Page 10